EXHIBIT 99.1

Contacts:

Dov A. Goldstein, M.D.	E. Blair Schoeb	Aline Schimmel
Vicuron Pharmaceuticals Inc.	WeissComm Partners	Burns McClellan Inc.
610-205-2312	212-923-6737	212-213-0006

dgoldstein@vicuron.com	blair@weisscommpartners.com	aschimmel@burnsmc.com

VICURON PHARMACEUTICALS GRANTED PRIORITY REVIEW OF DALBAVANCIN

NDA BY FDA IN COMPLICATED SKIN AND SOFT TISSUE INFECTIONS

—Also Receives Acceptance to File Notification—

King of Prussia, Penn., Feb. 24, 2005— Vicuron Pharmaceuticals Inc. (NASDAQ and Nuovo Mercato: MICU) announced today that the company has received the acceptance to file notification and been granted Priority Review status by the U.S. Food and Drug Administration (FDA) for the New Drug Application (NDA) for its investigational agent dalbavancin, a novel once-weekly antibiotic for the treatment of complicated skin and soft tissue infections (cSSTIs) including the most difficult to treat strain of staphylococcus, methicillin-resistant staphylococcus aureus (MRSA). The FDA grants Priority designation to products which, if approved, would be a significant improvement in the treatment of a disease.

“We are very pleased with this regulatory development which we believe further demonstrates the serious underserved medical need that dalbavancin has the potential to address,” said George F. Horner III, President and CEO of Vicuron. “We expect to commercialize dalbavancin by the first quarter of 2006 pending FDA approval.”

Dalbavancin is a novel second-generation lipoglycopeptide agent that belongs to the same class as vancomycin. Vancomycin is one of the few treatments available to hospital patients infected with difficult-to-treat strains of Staphylococcus bacteria, or Staph known as MRSA (methicillin-resistant Staphylococcus aureus) and MRSE (methicillin-resistant Staphylococcus epidermidis). Dalbavancin has been specifically designed as an improved alternative to vancomycin.

The NDA, which was submitted in December of last year, includes results from more than 1,850 subjects and three Phase 3 trials that evaluated the safety and efficacy of dalbavancin in patients with SSTIs caused by Gram-positive bacteria. The Phase 3 clinical trials each met the primary and secondary endpoints of non-inferiority when compared to linezolid, cefazolin or vancomycin, three currently used agents for SSTIs. The most common pathogen isolated in these studies was S. aureus, with more than 400 patients infected with MRSA.

In vitro studies have shown that in addition to being potent against clinically important Gram-positive bacteria, dalbavancin is bactericidal (i.e., kills bacteria rather than merely inhibiting their growth). The potency, tissue penetration and half-life of dalbavancin may allow for more convenient dosing regimens than vancomycin. In preclinical studies, dalbavancin appears to be one of the most potent antibiotics against MRSA, including multiply drug-resistant S. aureus and certain other Gram-positive bacteria.

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications pending with the U.S. Food and Drug Administration for its lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research collaborations with leading pharmaceutical companies, such as Novartis and Pfizer.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license product candidates on terms acceptable to it or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.